Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.:

We consent to the use of our report incorporated by reference herein on the consolidated financial statements of Dave & Buster’s Entertainment, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

January 31, 2015